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                                                                    EXHIBIT 5.1

                       [LETTERHEAD OF LATHAM & WATKINS]

                                 June 11, 1998

Rental Service Corporation
6929 E. Greenway Parkway, Suite 200
Scottsdale, AZ 85254

  Re: Registration Statement on Form S-4

Ladies and Gentlemen:

  In connection with the registration of $200,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2008 (the "New Notes") by Rental Service Corporation, a Delaware corporation (the "Company"), together with the guarantees of the New Notes pursuant to Article XI of the Indenture (as defined herein) (the "Subsidiary Guarantees") by RSC Acquisition Corp., RSC Alabama, Inc., RSC Center, Inc., RSC Duval Inc., RSC Holdings, Inc., RSC Industrial Corporation, RSC Rents, Inc. and Walker Jones Equipment, Inc. (collectively, the "Subsidiary Guarantors"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") herewith (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The New Notes will be issued pursuant to an indenture (the "Indenture"), dated as of May 13, 1998, among the Company, the Subsidiary Guarantors and Norwest Bank Minnesota, N.A., as trustee (the "Trustee"). The New Notes will be issued in exchange for the Company's outstanding 9% Senior Subordinated Notes due 2008 (the "Old Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

  In our capacity as your special counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

  We are opining herein as to the effect on the subject transactions only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

  Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

    1. The New Notes have been duly authorized by all necessary corporate action of the Company, and when duly executed, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

    2. Each of the Subsidiary Guarantees has been duly authorized by all necessary corporate action of the respective Subsidiary Guarantors, and upon due execution, authentication and delivery of the New Notes in accordance with the terms of the Exchange Offer and the Indenture, will be legally valid and binding obligations of the respective Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.
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  The opinions rendered in paragraphs 1 and 2 above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

  To the extent that the obligations of the Company and the Subsidiary Guarantors under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) the Trustee is in compliance generally, and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (iv) the Trustee has the requisite organization and other power and authority to perform its obligations under the Indenture.

  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                          Very truly yours,

                                          /s/ Latham & Watkins